October 22, 2018                                        Exhibit 99.1
Park National Corporation reports third quarter 2018 financial results

NEWARK, Ohio - Park National Corporation (Park) (NYSE American: PRK) today reported financial results for the third quarter and first nine months of 2018 (three and nine months ended September 30, 2018). Park's board of directors also declared a quarterly cash dividend of $0.96 per common share, payable on December 10, 2018 to common shareholders of record as of November 16, 2018.
Park’s net income for the third quarter of 2018 was $24.8 million, a 12.0 percent increase from $22.1 million for the third quarter of 2017. Third quarter 2018 net income per diluted common share was $1.56, compared to $1.44 in the third quarter of 2017. Increased net interest income, increased non-interest income, and a decreased loan loss provision helped contribute to Park’s third quarter performance.
Park's net income for the first nine months of 2018 was $84.1 million, a 37.0 percent increase from $61.4 million for the same period in 2017. Net income per diluted common share was $5.41 for the first nine months of 2018, compared to $3.99 for the same period in 2017.
Park's community-banking subsidiary, The Park National Bank, reported net income of $27.9 million for the third quarter of 2018, a 31.0 percent increase from $21.3 million reported for the third quarter of 2017.The bank’s net income was $83.4 million for the nine months ended 2018, compared to $62.9 million for the same period in 2017.
“Our bankers are doing excellent work growing relationships with current and prospective clients, as well as with new colleagues,” said Park Chief Executive Officer David L. Trautman. “As we prepare to welcome Carolina Alliance Bank into our organization, it’s an exciting time in community banking. Our bankers are listening to our clients and communities, and we’re in a great position to respond with a blend of sophisticated resources and personalized service that clients have told us they want.”
Charlotte-based NewDominion Bank joined Park on July 1, 2018. On September 13, 2018 Park announced a definitive agreement and plan of merger with CAB Financial Corporation (OTCQX: CABF) based in Spartanburg, South Carolina. The transaction is expected to close in the first half of 2019.
Headquartered in Newark, Ohio, Park National Corporation had $7.8 billion in total assets (as of September 30, 2018). The Park organization consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's banking operations are conducted through Park subsidiary The Park National Bank and its divisions, which include Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division, and NewDominion Bank Division. The Park organization also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.
Complete financial tables are listed below…
Media contact: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com
Investor contact: Brady Burt, 740.322.6844, bburt@parknationalbank.com
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

Important Information About the Merger

In connection with the proposed merger between Park and CAB Financial Corporation (“CABF”), Park will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of CABF and a Prospectus of Park, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF CABF ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PARK, CABF AND THE PROPOSED TRANSACTION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Park and CABF, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Park at the “Investor Relations” section of Park’s web site at www.parknationalcorp.com or from CABF at the “Investor Relations” section of CABF’s website at www.carolinaalliancebank.com. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Brady Burt, Telephone: (740) 322-6844 or to CAB Financial Corporation, PO Box 932, Spartanburg, SC 29306, Attention: Lamar Simpson, Telephone: (864) 208-2265.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The communication is not a substitute for the Registration Statement that will be filed with the SEC or the Proxy Statement/Prospectus that will be sent to CABF shareholders.

Proxy Solicitation

CABF and certain of its directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CABF’s shareholders in favor of the approval of the Merger. Information about the directors and executive officers of CABF and their ownership of CABF common stock, as well as information regarding the interests of other persons who may be deemed participants in the transaction, may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described above.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations and the possible impairment of collectability of loans; changes in interest rates and prices may adversely impact prepayment penalty income, mortgage banking income, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to the tax reform legislation, changing business and economic conditions, legislative and regulatory initiatives, or other factors; changes in unemployment; changes in customers', suppliers', and other counterparties' performance and creditworthiness; the adequacy of our risk management program in the event of changes in the market, economic, operational, asset/liability repricing, liquidity, credit and interest rate risks associated with Park's business; disruption in the liquidity and other functioning of U.S. financial markets; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified banking professionals; customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting,

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the Dodd-Frank Act's provisions, and the Basel III regulatory capital reforms; the effects of easing restrictions on participants in the financial services industry; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; changes in law and policy accompanying the current presidential administration, including the Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; uncertainties in Park's preliminary review of, and additional analysis of, the impact of the Tax Cuts and Jobs Act; significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio; the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands; operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks; the existence or exacerbation of general geopolitical instability and uncertainty; the effect of trade policies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations), monetary and other fiscal policies (including the impact of money supply and interest rate policies to the Federal Reserve Board) and other governmental policies of the U.S. federal government; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government - backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union; our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics, dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically; the effect of healthcare laws in the U.S. and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; Park's ability to integrate recent acquisitions (including NewDominion Bank) as well as any future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the ability to obtain required governmental and shareholder approvals with respect to, and the ability to complete the proposed merger of Park and CAB Financial Corporation ("CAB") on the proposed terms and within the expected time frame; the risk that the businesses of Park and CAB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the proposed merger of Park and CAB may not be fully realized or realized within the expected time frame; revenues following the proposed merger of Park and CAB may be lower than expected; customer and employee relationships and business operations may be disrupted by the proposed merger of Park and CAB; Park issued equity securities in the acquisition of NewDominion Bank and may issue equity securities in connection with future acquisitions, including the proposed merger of Park and CAB, which could cause ownership and economic dilution to Park's current shareholders; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Financial Highlights
As of or for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017

	2018	2018	2017	Percent change vs.
(in thousands, except share and per share data)	3rd QTR	2nd QTR	3rd QTR	2Q '18	3Q '17
INCOME STATEMENT:
Net interest income	$67,676	$64,742	$61,551	4.5%	10.0%
Provision for loan losses	2,940	1,386	3,283	112.1%	(10.4)%
Other income	24,064	23,242	23,537	3.5%	2.2%
Other expense	59,316	52,534	51,259	12.9%	15.7%
Income before income taxes	$29,484	$34,064	$30,546	(13.4)%	(3.5)%
Federal income taxes	4,722	5,823	8,434	(18.9)%	(44.0)%
Net income	$24,762	$28,241	$22,112	(12.3)%	12.0%

MARKET DATA:
Earnings per common share - basic (b)	$1.58	$1.85	$1.45	(14.6)%	9.0%
Earnings per common share - diluted (b)	1.56	1.83	1.44	(14.8)%	8.3%
Cash dividends per common share	0.96	1.21	0.94	(20.7)%	2.1%
Book value per common share at period end	51.58	49.51	49.71	4.2%	3.8%
Market price per common share at period end	105.56	111.42	107.99	(5.3)%	(2.3)%
Market capitalization at period end	1,655,870	1,699,277	1,649,770	(2.6)%	0.4%

Weighted average common shares - basic (a)	15,686,542	15,285,532	15,287,974	2.6%	2.6%
Weighted average common shares - diluted (a)	15,832,734	15,417,607	15,351,590	2.7%	3.1%
Common shares outstanding at period end	15,686,532	15,251,095	15,277,061	2.9%	2.7%

PERFORMANCE RATIOS: (annualized)
Return on average assets (a)(b)	1.26%	1.52%	1.11%	(17.1)%	13.5%
Return on average shareholders' equity (a)(b)	12.11%	15.02%	11.52%	(19.4)%	5.1%
Yield on loans	4.95%	4.90%	4.71%	1.0%	5.1%
Yield on investment securities	2.76%	2.73%	2.48%	1.1%	11.3%
Yield on money markets	2.61%	1.99%	1.28%	31.2%	103.9%
Yield on earning assets	4.47%	4.39%	4.03%	1.8%	10.9%
Cost of interest bearing deposits	0.83%	0.64%	0.48%	29.7%	72.9%
Cost of borrowings	1.88%	1.84%	2.37%	2.2%	(20.7)%
Cost of paying liabilities	0.95%	0.79%	0.83%	20.3%	14.5%
Net interest margin (g)	3.78%	3.81%	3.40%	(0.8)%	11.2%
Efficiency ratio (g)	64.16%	59.23%	59.34%	8.3%	8.1%

OTHER RATIOS (NON - GAAP):
Annualized return on average tangible assets (a)(b)(e)	1.27%	1.53%	1.12%	(17.0)%	13.4%
Annualized return on average tangible equity (a)(b)(c)	14.21%	16.61%	12.73%	(14.4)%	11.6%
Tangible book value per share (d)	$43.93	$44.77	$44.97	(1.9)%	(2.3)%

N.M. - Not meaningful
Note: Explanations for footnotes (a) - (g) are included at the end of the financial highlights.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Financial Highlights (continued)
As of or for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017

				Percent change vs.
BALANCE SHEET:	September 30, 2018	June 30, 2018	September 30, 2017	2Q '18	3Q '17

Investment securities	$1,439,011	$1,513,238	$1,571,038	(4.9)%	(8.4)%
Loans	5,625,323	5,324,974	5,365,877	5.6%	4.8%
Allowance for loan losses	50,246	49,452	55,232	1.6%	(9.0)%
Goodwill and other intangibles	119,999	72,334	72,334	65.9%	65.9%
Other real estate owned (OREO)	5,276	5,729	14,366	(7.9)%	(63.3)%
Total assets	7,756,491	7,462,156	7,862,695	3.9%	(1.4)%
Total deposits	6,279,326	6,015,844	5,974,322	4.4%	5.1%
Borrowings	594,818	631,139	1,056,888	(5.8)%	(43.7)%
Total shareholders' equity	809,091	755,088	759,367	7.2%	6.5%
Tangible equity (d)	689,092	682,754	687,033	0.9%	0.3%
Total nonperforming loans	83,281	98,867	111,949	(15.8)%	(25.6)%
Total nonperforming assets	95,727	104,596	126,315	(8.5)%	(24.2)%

ASSET QUALITY RATIOS:
Loans as a % of period end total assets	72.52%	71.36%	68.24%	1.6%	6.3%
Nonperforming loans as a % of period end loans	1.48%	1.86%	2.09%	(20.4)%	(29.2)%
Nonperforming assets as a % of period end loans + OREO + other nonperforming assets	1.70%	1.96%	2.35%	(13.3)%	(27.7)%
Allowance for loan losses as a % of period end loans	0.89%	0.93%	1.03%	(4.3)%	(13.6)%
Net loan charge-offs	$2,146	$903	$1,873	137.7%	14.6%
Annualized net loan charge-offs as a % of average loans (a)	0.15%	0.07%	0.14%	114.3%	7.1%

CAPITAL & LIQUIDITY:
Total shareholders' equity / Period end total assets	10.43%	10.12%	9.66%	3.1%	8.0%
Tangible equity (d) / Tangible assets (f)	9.02%	9.24%	8.82%	(2.4)%	2.3%
Average shareholders' equity / Average assets (a)	10.37%	10.11%	9.60%	2.6%	8.0%
Average shareholders' equity / Average loans (a)	14.46%	14.26%	14.27%	1.4%	1.3%
Average loans / Average deposits (a)	88.36%	88.23%	88.37%	0.1%	—%

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Financial Highlights
Nine months ended September 30, 2018 and 2017

	2018	2017
(in thousands, except share and per share data)	Nine months ended September 30	Nine months ended September 30	Percent change vs '17
INCOME STATEMENT:
Net interest income	$197,268	$180,281	9.4%
Provision for loan losses	4,586	8,740	(47.5)%
Other income	74,209	63,191	17.4%
Other expense	166,158	149,723	11.0%
Income before income taxes	$100,733	$85,009	18.5%
Income taxes	16,607	23,598	(29.6)%
Net income	$84,126	$61,411	37.0%

MARKET DATA:
Earnings per common share - basic (b)	$5.46	$4.01	36.2%
Earnings per common share - diluted (b)	5.41	3.99	35.6%
Cash dividends per common share	3.11	2.82	10.3%

Weighted average common shares - basic (a)	15,420,135	15,299,039	0.8%
Weighted average common shares - diluted (a)	15,560,666	15,394,199	1.1%

PERFORMANCE RATIOS: (annualized)
Return on average assets (a)(b)	1.48%	1.06%	39.6%
Return on average shareholders' equity (a)(b)	14.57%	10.90%	33.7%
Yield on loans	4.93%	4.66%	5.8%
Yield on investment securities	2.71%	2.45%	10.6%
Yield on money markets	2.03%	1.15%	76.5%
Yield on earning assets	4.42%	4.04%	9.4%
Cost of interest bearing deposits	0.68%	0.43%	58.1%
Cost of borrowings	1.81%	2.37%	(23.6)%
Cost of paying liabilities	0.82%	0.80%	2.5%
Net interest margin (g)	3.82%	3.44%	11.0%
Efficiency ratio (g)	60.73%	60.61%	0.2%

ASSET QUALITY RATIOS:
Net loan charge-offs	4,328	4,132	4.7%
Annualized net loan charge-offs as a % of average loans (a)	0.11%	0.10%	10.0%

CAPITAL & LIQUIDITY:
Average shareholders' equity / Average assets (a)	10.18%	9.72%	4.7%
Average shareholders' equity / Average loans (a)	14.29%	14.17%	0.8%
Average loans / Average deposits (a)	88.64%	90.29%	(1.8)%

OTHER RATIOS (NON - GAAP):
Annualized return on average tangible assets (a)(b)(e)	1.50%	1.07%	40.2%
Annualized return on average tangible equity (a)(b)(c)	16.46%	12.06%	36.5%

N.M. - Not meaningful
Note: Explanations (a) - (g) are included at the end of the financial highlights.

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Financial Highlights (continued)

(a) Averages are for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017 and for the nine months ended September 30, 2018 and September 30, 2017.

(b) Reported measure uses net income.

(c) Net income for each period divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangibles during the applicable period.

RECONCILIATION OF AVERAGE SHAREHOLDERS' EQUITY TO AVERAGE TANGIBLE EQUITY:
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
AVERAGE SHAREHOLDERS' EQUITY	$811,313	$754,101	$761,448	$771,907	$753,017
Less: Average goodwill and other intangibles	120,188	72,334	72,334	88,461	72,334
AVERAGE TANGIBLE EQUITY	$691,125	$681,767	$689,114	$683,446	$680,683

(d) Tangible equity divided by common shares outstanding at period end. Tangible equity equals total shareholders' equity less goodwill and other intangibles, in each case at the end of the period.

RECONCILIATION OF TOTAL SHAREHOLDERS' EQUITY TO TANGIBLE EQUITY:
	September 30, 2018	June 30, 2018	September 30, 2017
TOTAL SHAREHOLDERS' EQUITY	$809,091	$755,088	$759,367
Less: Goodwill and other intangibles	119,999	72,334	72,334
TANGIBLE EQUITY	$689,092	$682,754	$687,033

(e) Net income for each period divided by average tangible assets during the period. Average tangible assets equals average assets less average goodwill and other intangibles, in each case during the applicable period.

RECONCILIATION OF AVERAGE ASSETS TO AVERAGE TANGIBLE ASSETS:
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
AVERAGE ASSETS	$7,826,496	$7,459,748	$7,928,766	$7,581,798	$7,743,132
Less: Average goodwill and other intangibles	120,188	72,334	72,334	88,461	72,334
AVERAGE TANGIBLE ASSETS	$7,706,308	$7,387,414	$7,856,432	$7,493,337	$7,670,798

(f) Tangible equity divided by tangible assets. Tangible assets equals total assets less goodwill and other intangibles, in each case at the end of the period.

RECONCILIATION OF TOTAL ASSETS TO TANGIBLE ASSETS:
	September 30, 2018	June 30, 2018	September 30, 2017
TOTAL ASSETS	$7,756,491	$7,462,156	$7,862,695
Less: Goodwill and other intangibles	119,999	72,334	72,334
TANGIBLE ASSETS	$7,636,492	$7,389,822	$7,790,361

(g) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income reconciliation is shown below assuming a 21% corporate federal income tax rate for 2018 and a 35% corporate federal income tax rate for 2017. Additionally, net interest margin is calculated on a fully taxable equivalent basis by dividing fully taxable equivalent net interest income by average interest earning assets.

RECONCILIATION OF FULLY TAXABLE EQUIVALENT NET INTEREST INCOME TO NET INTEREST INCOME
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income	$80,229	$74,691	$73,224	$228,634	$212,455
Fully taxable equivalent adjustment	716	705	1,291	2,122	3,540
Fully taxable equivalent interest income	$80,945	$75,396	$74,515	$230,756	$215,995
Interest expense	12,553	9,949	11,673	31,366	32,174
Fully taxable equivalent net interest income	$68,392	$65,447	$62,842	$199,390	$183,821

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2018	2017	2018	2017

Interest income:
Interest and fees on loans	$69,905	$63,110	198,803	184,240
Interest on:
Obligations of U.S. Government, its agencies
and other securities - taxable	7,691	6,757	22,204	20,787
Obligations of states and political subdivisions - tax-exempt	2,205	1,974	6,557	5,098
Other interest income	428	1,383	1,070	2,330
Total interest income	80,229	73,224	228,634	212,455

Interest expense:
Interest on deposits:
Demand and savings deposits	6,412	2,882	13,809	6,787
Time deposits	3,328	2,521	8,765	7,139
Interest on borrowings	2,813	6,270	8,792	18,248
Total interest expense	12,553	11,673	31,366	32,174

Net interest income	67,676	61,551	197,268	180,281

Provision for loan losses	2,940	3,283	4,586	8,740

Net interest income after provision for loan losses	64,736	58,268	192,682	171,541

Other income	24,064	23,537	74,209	63,191

Other expense	59,316	51,259	166,158	149,723

Income before income taxes	29,484	30,546	100,733	85,009

Income taxes	4,722	8,434	16,607	23,598

Net income	$24,762	$22,112	84,126	61,411

Per Common Share:
Net income - basic	$1.58	$1.45	$5.46	$4.01
Net income - diluted	$1.56	$1.44	$5.41	$3.99

Weighted average shares - basic	15,686,542	15,287,974	15,420,135	15,299,039
Weighted average shares - diluted	15,832,734	15,351,590	15,560,666	15,394,199

Cash Dividends Declared	$0.96	$0.94	$3.11	$2.82

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2018	December 31, 2017

Assets

Cash and due from banks	$126,064	$131,946
Money market instruments	18,540	37,166
Investment securities	1,439,011	1,512,824
Loans	5,625,323	5,372,483
Allowance for loan losses	(50,246)	(49,988)
Loans, net	5,575,077	5,322,495
Bank premises and equipment, net	57,515	55,901
Goodwill and other intangibles	119,999	72,334
Other real estate owned	5,276	14,190
Other assets	415,009	390,764
Total assets	$7,756,491	$7,537,620

Liabilities and Shareholders' Equity

Deposits:
Noninterest bearing	$1,727,210	$1,633,941
Interest bearing	4,552,116	4,183,385
Total deposits	6,279,326	5,817,326
Borrowings	594,818	906,289
Other liabilities	73,256	57,904
Total liabilities	$6,947,400	$6,781,519

Shareholders' Equity:
Preferred shares (200,000 shares authorized; no shares outstanding at September 30, 2018 and December 31, 2017)	$—	$—
Common shares (No par value; 20,000,000 shares authorized in 2018 and 2017; 16,586,169 shares issued at September 30, 2018 and 16,150,752 shares issued at December 31, 2017)	357,709	307,726
Accumulated other comprehensive loss, net of taxes	(60,150)	(26,454)
Retained earnings	603,091	561,908
Treasury shares (899,637 shares at September 30, 2018 and 862,558 at December 31, 2017)	(91,559)	(87,079)
Total shareholders' equity	$809,091	$756,101
Total liabilities and shareholders' equity	$7,756,491	$7,537,620

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Consolidated Average Balance Sheets

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2018	2017	2018	2017

Assets

Cash and due from banks	$134,503	$114,313	$123,933	$114,060
Money market instruments	65,027	427,157	70,603	271,778
Investment securities	1,472,504	1,569,237	1,476,522	1,563,020
Loans	5,609,813	5,337,206	5,401,631	5,314,501
Allowance for loan losses	(49,788)	(53,750)	(50,040)	(51,775)
Loans, net	5,560,025	5,283,456	5,351,591	5,262,726
Bank premises and equipment, net	56,987	56,497	56,536	57,100
Goodwill and other intangibles	120,188	72,334	88,461	72,334
Other real estate owned	5,474	14,522	9,113	14,245
Other assets	411,788	391,250	405,039	387,869
Total assets	$7,826,496	$7,928,766	$7,581,798	$7,743,132

Liabilities and Shareholders' Equity

Deposits:
Noninterest bearing	$1,706,300	$1,534,395	$1,626,370	$1,522,802
Interest bearing	4,642,530	4,505,040	4,467,206	4,363,065
Total deposits	6,348,830	6,039,435	6,093,576	5,885,867
Borrowings	594,109	1,050,524	649,925	1,029,627
Other liabilities	72,244	77,359	66,390	74,621
Total liabilities	$7,015,183	$7,167,318	$6,809,891	$6,990,115

Shareholders' Equity:
Preferred shares	$—	$—	$—	$—
Common shares	356,768	306,496	324,245	306,101
Accumulated other comprehensive loss, net of taxes	(55,615)	(11,905)	(50,543)	(14,298)
Retained earnings	601,719	553,746	586,954	547,127
Treasury shares	(91,559)	(86,889)	(88,749)	(85,913)
Total shareholders' equity	$811,313	$761,448	$771,907	$753,017
Total liabilities and shareholders' equity	$7,826,496	$7,928,766	$7,581,798	$7,743,132

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Consolidated Statements of Income - Linked Quarters

	2018	2018	2018	2017	2017
(in thousands, except per share data)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR

Interest income:
Interest and fees on loans	$69,905	$64,496	$64,402	$64,447	$63,110
Interest on:
Obligations of U.S. Government, its agencies and other securities - taxable	7,691	7,746	6,767	6,653	6,757
Obligations of states and political subdivisions - tax-exempt	2,205	2,178	2,174	2,112	1,974
Other interest income	428	271	371	757	1,383
Total interest income	80,229	74,691	73,714	73,969	73,224

Interest expense:
Interest on deposits:
Demand and savings deposits	6,412	4,107	3,290	2,677	2,882
Time deposits	3,328	2,886	2,551	2,490	2,521
Interest on borrowings	2,813	2,956	3,023	5,324	6,270
Total interest expense	12,553	9,949	8,864	10,491	11,673

Net interest income	67,676	64,742	64,850	63,478	61,551

Provision for (recovery of) loan losses	2,940	1,386	260	(183)	3,283

Net interest income after provision for (recovery of) loan losses	64,736	63,356	64,590	63,661	58,268

Other income	24,064	23,242	26,903	23,238	23,537

Other expense	59,316	52,534	54,308	53,439	51,259

Income before income taxes	29,484	34,064	37,185	33,460	30,546

Income taxes	4,722	5,823	6,062	10,629	8,434

Net income	$24,762	$28,241	$31,123	$22,831	$22,112

Per Common Share:
Net income - basic	$1.58	$1.85	$2.04	$1.49	$1.45
Net income - diluted	$1.56	$1.83	$2.02	$1.48	$1.44

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Detail of other income and other expense - Linked Quarters

	2018	2018	2018	2017	2017
(in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR

Other income:
Income from fiduciary activities	$6,418	$6,666	$6,395	$6,264	$5,932
Service charges on deposits	2,861	2,826	2,922	3,142	3,216
Other service income	3,246	3,472	4,172	3,554	3,357
Checkcard fee income	4,352	4,382	4,002	4,023	3,974
Bank owned life insurance income	2,585	1,031	1,009	1,068	1,573
ATM fees	500	510	524	545	605
OREO valuation adjustments	(77)	(114)	(207)	(91)	(22)
(Loss) gain on the sale of OREO, net	(81)	(147)	4,321	47	51
Net (loss) gain on sale of investment securities	—	—	(2,271)	1,794	—
Unrealized (loss) gain on equity securities	(326)	304	3,489	—	—
Other components of net periodic benefit income	1,705	1,705	1,705	1,450	1,448
Miscellaneous	2,881	2,607	842	1,442	3,403
Total other income	$24,064	$23,242	$26,903	$23,238	$23,537

Other expense:
Salaries	$27,229	$24,103	$25,320	$23,157	$23,302
Employee benefits	7,653	7,630	7,029	6,320	5,943
Occupancy expense	2,976	2,570	2,936	2,442	2,559
Furniture and equipment expense	3,807	4,013	4,149	4,198	3,868
Data processing fees	2,580	1,902	1,773	1,690	1,919
Professional fees and services	8,065	6,123	6,190	7,886	6,100
Marketing	1,364	1,185	1,218	1,112	1,122
Insurance	1,388	1,196	1,428	1,768	1,499
Communication	1,207	1,189	1,250	1,228	1,110
State tax expense	1,000	958	1,105	665	912
Amortization of intangibles	289	—	—	—	—
Miscellaneous	1,758	1,665	1,910	2,973	2,925
Total other expense	$59,316	$52,534	$54,308	$53,439	$51,259

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Asset Quality Information

				Year ended December 31,
(in thousands, except ratios)	September 30, 2018	June 30, 2018	March 31, 2018	2017	2016	2015	2014

Allowance for loan losses:
Allowance for loan losses, beginning of period	$49,452	$48,969	$49,988	$50,624	$56,494	$54,352	$59,468
Charge-offs	3,474	2,716	3,450	19,403	20,799	14,290	24,780	(A)
Recoveries	1,328	1,813	2,171	10,210	20,030	11,442	26,997
Net charge-offs (recoveries)	2,146	903	1,279	9,193	769	2,848	(2,217)
Provision for (recovery of) loan losses	2,940	1,386	260	8,557	(5,101)	4,990	(7,333)
Allowance for loan losses, end of period	$50,246	$49,452	$48,969	$49,988	$50,624	$56,494	$54,352
(A) Year ended December 31, 2014 included $4.3 million in charge-offs related to the transfer of $22.0 million of commercial loans to the held for sale portfolio.

General reserve trends:
Allowance for loan losses, end of period	$50,246	$49,452	$48,969	$49,988	$50,624	$56,494	$54,352
Specific reserves	1,846	1,396	1,207	684	548	4,191	3,660
General reserves	$48,400	$48,056	$47,762	$49,304	$50,076	$52,303	$50,692

Total loans	$5,625,323	$5,324,974	$5,292,349	$5,372,483	$5,271,857	$5,068,085	$4,829,682
Impaired commercial loans	46,698	61,705	50,292	56,545	70,415	80,599	73,676
Total loans less impaired commercial loans	$5,578,625	$5,263,269	$5,242,057	$5,315,938	$5,201,442	$4,987,486	$4,756,006

Asset Quality Ratios:
Net charge-offs (recoveries) as a % of average loans (annualized)	0.15%	0.07%	0.10%	0.17%	0.02%	0.06%	(0.05)%
Allowance for loan losses as a % of period end loans	0.89%	0.93%	0.93%	0.93%	0.96%	1.11%	1.13%
General reserves as a % of total loans less impaired commercial loans	0.87%	0.91%	0.91%	0.93%	0.96%	1.05%	1.07%

Nonperforming Assets - Park National Corporation:
Nonaccrual loans	$66,654	$81,124	$66,151	$72,056	$87,822	$95,887	$100,393
Accruing troubled debt restructuring	14,602	16,306	18,682	20,111	18,175	24,979	16,254
Loans past due 90 days or more	2,025	1,437	1,372	1,792	2,086	1,921	2,641
Total nonperforming loans	$83,281	$98,867	$86,205	$93,959	$108,083	$122,787	$119,288
Other real estate owned - Park National Bank	3,061	3,280	4,846	6,524	6,025	7,456	10,687
Other real estate owned - SEPH	2,215	2,449	4,209	7,666	7,901	11,195	11,918
Other nonperforming assets - Park National Bank	7,170	—	3,857	4,849	—	—	—
Total nonperforming assets	$95,727	$104,596	$99,117	$112,998	$122,009	$141,438	$141,893
Percentage of nonaccrual loans to period end loans	1.18%	1.52%	1.25%	1.34%	1.67%	1.89%	2.08%
Percentage of nonperforming loans to period end loans	1.48%	1.86%	1.63%	1.75%	2.05%	2.42%	2.47%
Percentage of nonperforming assets to period end loans	1.70%	1.96%	1.87%	2.10%	2.31%	2.79%	2.94%
Percentage of nonperforming assets to period end total assets	1.23%	1.40%	1.32%	1.50%	1.63%	1.93%	2.03%

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
Asset Quality Information (continued)

				Year ended December 31,
(in thousands, except ratios)	September 30, 2018	June 30, 2018	March 31, 2018	2017	2016	2015	2014

Nonperforming Assets - Park National Bank and Guardian:
Nonaccrual loans	$65,019	$79,489	$66,151	$61,753	$76,084	$81,468	$77,477
Accruing troubled debt restructuring	14,602	16,306	18,682	20,111	18,175	24,979	16,157
Loans past due 90 days or more	2,025	1,437	1,372	1,792	2,086	1,921	2,641
Total nonperforming loans	$81,646	$97,232	$86,205	$83,656	$96,345	$108,368	$96,275
Other real estate owned - Park National Bank	3,061	3,280	4,846	6,524	6,025	7,456	10,687
Other nonperforming assets - Park National Bank	7,170	—	3,857	4,849	—	—	—
Total nonperforming assets	$91,877	$100,512	$94,908	$95,029	$102,370	$115,824	$106,962
Percentage of nonaccrual loans to period end loans	1.16%	1.49%	1.25%	1.15%	1.45%	1.61%	1.61%
Percentage of nonperforming loans to period end loans	1.45%	1.83%	1.63%	1.56%	1.83%	2.14%	2.00%
Percentage of nonperforming assets to period end loans	1.63%	1.89%	1.79%	1.77%	1.95%	2.29%	2.23%
Percentage of nonperforming assets to period end total assets	1.19%	1.36%	1.27%	1.27%	1.38%	1.60%	1.55%

Nonperforming Assets - SEPH/Vision Bank (retained portfolio):
Nonaccrual loans	$1,635	$1,635	$—	$10,303	$11,738	$14,419	$22,916
Accruing troubled debt restructuring	—	—	—	—	—	—	97
Loans past due 90 days or more	—	—	—	—	—	—	—
Total nonperforming loans	$1,635	$1,635	$—	$10,303	$11,738	$14,419	$23,013
Other real estate owned - SEPH	2,215	2,449	4,209	7,666	7,901	11,195	11,918
Total nonperforming assets	$3,850	$4,084	$4,209	$17,969	$19,639	$25,614	$34,931

New nonaccrual loan information - Park National Corporation
Nonaccrual loans, beginning of period	$81,124	$66,151	$72,056	$87,822	$95,887	$100,393	$135,216
New nonaccrual loans	10,450	27,920	23,075	58,753	74,786	80,791	70,059
Resolved nonaccrual loans	24,920	12,947	28,980	74,519	82,851	85,165	86,384
Sale of nonaccrual loans held for sale	—	—	—	—	—	132	18,498
Nonaccrual loans, end of period	$66,654	$81,124	$66,151	$72,056	$87,822	$95,887	$100,393

New nonaccrual loan information - Park National Bank and Guardian
Nonaccrual loans, beginning of period	$79,489	$66,151	$61,753	$76,084	$81,468	$77,477	$99,108
New nonaccrual loans	10,450	26,285	23,075	58,753	74,663	80,791	69,389
Resolved nonaccrual loans	24,920	12,947	18,677	73,084	80,047	76,800	78,288
Sale of nonaccrual loans held for sale	—	—	—	—	—	—	12,732
Nonaccrual loans, end of period	$65,019	$79,489	$66,151	$61,753	$76,084	$81,468	$77,477

New nonaccrual loan information - SEPH/Vision Bank (retained portfolio)
Nonaccrual loans, beginning of period	$1,635	$—	$10,303	$11,738	$14,419	$22,916	$36,108
New nonaccrual loans	—	1,635	—	—	123	—	670
Resolved nonaccrual loans	—	—	10,303	1,435	2,804	8,365	8,096
Sale of nonaccrual loans held for sale	—	—	—	—	—	132	5,766
Nonaccrual loans, end of period	$1,635	$1,635	$—	$10,303	$11,738	$14,419	$22,916

Impaired Commercial Loan Portfolio Information (period end):
Unpaid principal balance	$57,767	$73,089	$60,264	$66,585	$95,358	$109,304	$106,156
Prior charge-offs	11,069	11,384	9,972	10,040	24,943	28,705	32,480
Remaining principal balance	46,698	61,705	50,292	56,545	70,415	80,599	73,676
Specific reserves	1,846	1,396	1,207	684	548	4,191	3,660
Book value, after specific reserves	$44,852	$60,309	$49,085	$55,861	$69,867	$76,408	$70,016

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com